EXHIBIT 11.1

                              THINKING TOOLS, INC.

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except share amounts)


                                                                 December 31,
                                                             -------------------
                                                               1996      1995
                                                             --------  ---------


Net loss                                                     $(2,514)      (589)
                                                             -------   ---------

Weighted average common shares outstanding                     3,152      2,768

Common stock options issued within 12 months of the
Company's IPO in accordance with SEC Rules and Regulations       141        263

Common stock options granted within 12 months of the
Company's IPO in accordance with SEC Rules and Regulations        91        110
                                                             -------   --------


Shares used in per share calculation                           3,384      3,141
                                                             -------   --------


Net loss per share                                           $ (0.74)     (0.19)
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